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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                    Commission File Number        0-14129
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                           Independence Bancorp, Inc.
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             (Exact name of registrant as specified in its charter)


                   1100 Lake Street, Ramsey, New Jersey 07446
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         Common Stock, par value $1.6675
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            (Title of each class of securities covered by this Form)


                                      None
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    Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminated or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)         [X]           Rule 12h-3(b)(1)(ii)     [ ]
  Rule 12g-4(a)(1)(ii)        [ ]           Rule 12h-3(b)(2)(i)      [ ]
  Rule 12g-4(a)(2)(i)         [ ]           Rule 12h-3(b)(2)(ii)     [ ]
  Rule 12g-4(a)(2)(ii)        [ ]           Rule 15d-6               [ ]
  Rule 12h-3(b)(1)(i)         [ ]

         Approximate number of holders of record as of the certification or notice date:

            None
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Independence Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  January 21, 1997                     BY:    /s/ James R. Napolitano
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                                                  James R. Napolitano
                                                  Chairman of the Board